Item 28(n)(2)	Schedule I to Rule 18f-3 Multiple Class Plan

SCHEDULE I

Effective September 13, 2013

FUNDS

Presidential® Managed Risk 2010 Fund
Presidential® Managed Risk 2020 Fund
Presidential® Managed Risk 2030 Fund
Presidential® Managed Risk 2040 Fund
Presidential® Managed Risk 2050 Fund
Presidential® Managed Risk Moderate Fund